Exhibit No. 23

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Annual Report on Form 10-K of Journal Communications, Inc. of our report dated January 28, 2000, included in the 1999 Annual Report to Shareholders of Journal Communications, Inc.

         Our audits also included the financial statement schedule of Journal Communications, Inc. listed in item 14(a). This schedule is the responsibility of the company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements of Forms S-8 (File Nos. 2-79770, 33-13771 and 333-15669) pertaining to Journal Communications, Inc. Employees' Individual Retirement Agreement; the Journal Employees' Stock Trust, and the Journal Communications, Inc. Employees' Stock Trust filing of November 5, 1996, with respect to 1,500,000 units of beneficial interest in said trust, of our report dated January 28, 2000, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Journal Communications, Inc.


                                            ERNST & YOUNG LLP



Milwaukee, Wisconsin
March 29, 2000